Exhibit 14.1

CODE OF ETHICS AND CONDUCT

Code of Ethics and Conduct

1. INTRODUCTION

This Code of Ethical Conduct provides individual and group guidance on standards of behavior aligned with Linx’s values and business strategy, to ensure that the company’s reputation is upheld in its operations, processes and relations. Compliance with this Code of Ethical Conduct underpins Linx’s relations with its customers, employees, shareholders and suppliers, regulatory authorities and society.

1.1 Purpose

The purpose of this Code of Ethical Conduct is to serve as a practical guide for personal and professional conduct, to be used by all Linx’s managers, employees and suppliers of goods and services in their daily dealings and decision-making, by applying our mission, vision, values and general principles:

1.1.1 Mission

To make retailing more profitable, competitive and sustainable through the use of technology.

1.1.2 Vision

To be the natural choice in technology and services for retailing.

1.1.3 Values:

Linx is committed to operating according to the following principles:

•                  We observe the principles of ethics and good corporate governance practices;

•                  We uphold people’s right to respect, recognition and development;

•                  It is in our nature to build lasting relationships;

•                  We are entrepreneurs and innovators;

•                  We value quality allied with simplicity and practicality;

•                  We are socially and environmentally responsible.

2. CONFLICTS OF INTEREST

It is essential that our attitudes and behavior should reflect personal and professional integrity. We must always defend Linx’s interests, and keep confidential the company’s projects and operations and information on our customers and suppliers.

Our professional and ethical commitment to Linx ensures that our professional activities are not influenced by personal interests. We define “personal interests” as material or moral advantages for ourselves or our relatives, friends or people with whom we are have a personal, commercial or political relationship. Some examples of situations that can lead to actual or apparent conflict are:

•                  Taking part in decisions on doing business with companies or institutions in which you or a member of your family have an interest, or that can produce benefits for you personally. If you are in this situation, you must get approval in advance from the Ethics Committee;

•                  Arranging business with Linx by means of friendship or family ties or in order to receive a donation or gift or to obtain favors;

•                  Using Linx’s name improperly;

•                  Using confidential information to make profitable personal investments;

•                  Passing on confidential or strategic information without authorization.

2.1 Romantic relationships, family ties or friendships with other employees of Linx, or with employees of competitors, suppliers or service providers.

Hiring friends and relations of Linx’s employees is not recommended. However this may be considered in exceptional situations, provided that the opinion of the immediate superior is sought and approval obtained from the Human Resources Department. Employees in this situation must not be responsible for hiring or supervising the other person, or be able to affect their terms of employment or influence their immediate manager’s decisions. In addition, employees with any degree of relationship may not work in the same area or department or in areas or departments where their functions could give rise to conflicts of interest, such as Audit, Human Resources, Accounting etc.

2.2 Giveaways, presents, favors, loans and other courtesies.

Employees are not authorized to accept presents, benefits or advantages that could represent an improper relationship or damage Linx financially or morally. An “improper relationship” is one which conflicts with the precepts of this Code.

Institutional giveaways, identified with the logo or trademark of the supplier/partner, can be accepted. In exceptional situations where protocol or other special circumstances demand, non-institutional gifts or courtesies may be accepted, provided that they are duly reported to Human Resources Department.

Employees are forbidden to accept commissions, rebates and/or personal favors offered because of their position or function in Linx, or to receive or grant any type of reciprocity, gain or personal advantage from or to financial institutions, brokers, insured parties or customers in general, in the context of their professional relations.

Exchanging giveaways or presents and sharing entertainment for legitimate business purposes can encourage constructive relationships with third parties. However, gifts or entertainment must never influence or appear to influence impartial decision-making by Linx’s employees or any third party. They must never be offered or accepted in return for preferential treatment in a business deal.

Linx forbids illegal payments or receipts, gratuities, corruption and bribery.

2.3 Activities outside Linx

Employees must not exercise external activities (whether or not for compensation) which may conflict or appear to conflict with the interests of Linx, have an adverse effect on the company’s business interests or affect its ability to fulfill its responsibilities. If in doubt, ask your immediate superior and obtain the approval of Human Resources Department.

It is forbidden to sell products on office premises unless permitted by Linx.

2.4 Political activities

We always maintain a politically neutral stance in the workplace and in running the company business, mainly by refusing to support any political tendency.

Linx does not stop employees exercising their party political rights, as long as it does not affect their work.

Any such activity is personal and not as a representative of the company.

3. INTERNAL RELATIONS AND THE WORKING CLIMATE

Relations in the workplace must be based on courtesy, respect, collaboration and mutual cooperation. All employees must contribute to creating and maintaining a healthy working climate, in the following way:

•                  Behave honestly, transparently and cordially;

•                  It is unacceptable to discriminate on the basis of color, race, religious belief, sexual orientation, age, origin, physical condition, social class or political opinion;

•                  Employees entitled to reimbursement of expenses by the company and/or customers must claim only for costs which are absolutely necessary for their purpose, and may not use such funds for personal expenses;

•                  Behave conscientiously at work, and respect environmental and public health standards, and the company’s commitment to sustainable development.

3.1 Moral and sexual harassment

All Linx’s employees are committed to ensuring a positive working environment, above all free from pressure, demands or persecution of a moral or sexual nature. We will not tolerate any type of moral or sexual abuse or harassment of employees, service providers, suppliers, customers or anyone else with whom we are in contact. We will not accept the use of abusive or indecorous language during meetings, in communications or any other work-related dealings. The company will take the necessary steps to sanction any behavior classified as moral or sexual harassment.

3.2 Responsible leadership

As well as its expectations of its employees, Linx expects of those in positions of leadership that:

•                  They provide a good example to their subordinates;

•                  They act honestly, not using their position to impose their power improperly or abusing their authority, for example by supplying personal services or practicing sexual or moral harassment;

•                  They recognize the merit of each employee and provide them with equal opportunities for professional development, according to their individual characteristics, skills and contributions. No decisions affecting someone’s career may be made on the basis of a personal relationship.

4. RELATIONS WITH CUSTOMERS AND SUPPLIERS

a) Customers

Our commitment to satisfying our customers must be reflected in respect for their rights and the offer of solutions to meet their interests, always aligned with Linx’s development objectives. We believe that our customers are our raison d’être and, as a result, all our commitments to them must be fulfilled, without preferential treatment for anyone on the basis of self-interest or personal relations. Employees must show the highest professionalism and respect in attending to customers, acting with courtesy and efficiency. We must also make sure that all our advertising of our services and products is clear and accurate and compliant with regulations and the law.

We must inform our customers fully of the terms and conditions applicable to our products and services, and of the implicit risks, always respecting the rules of negotiation.

b) Suppliers

We must engage suppliers and establish business relations with partners that observe ethical standards compatible with our own, by a strict selection process, and ensure that they are fully aware of the provisions of this Code.

Linx is totally against child labor, forced labor or labor analogous to slavery, and we do not accept such practices by our suppliers or service providers.

Linx is committed to treating every supplier with respect, impartiality and equality, basing selection on an objective assessment of the quality of goods or services provided.

5. RELATIONS WITH SHAREHOLDERS AND THE CAPITAL MARKETS

Linx is an open organization, committed to good corporate governance practices and to ensuring the highest levels of transparency, compliance, accountability and equality of treatment of investors and the capital market in general.

We make every effort to deliver the highest added value to our shareholders in the following ways:

•                  We make and carry out decisions prudently and recognize that we are dealing with our shareholders’ assets;

•                  We manage risk strictly and do business in accordance with the rules;

•                  We issue reports to the market as required by the Brazilian Securities Commission (CVM).

All communications to shareholders must be authorized by the Investor Relations Officer and made or monitored by the Investor Relations area (ri@linx.com.br).

5.1 Privileged information and material facts

We must maintain the strictest secrecy about Linx’s projects, business, activities and results which have not yet been disclosed to the market and which might affect our share price and influence market movements or investment decisions. Results must be distributed and information disclosed in a fully symmetrical fashion, without creating privileges.

Material facts must not be discussed in public places. Employees who, inadvertently or without authorization, transmit any privileged information to another person, either personally or through a third party, before its disclosure to the market, must notify the Investor Relations Officer of the fact immediately, so that the necessary measures can be taken.

Employees must not use such information to obtain any monetary advantages for themselves or others, directly or indirectly, for instance by buying or selling company shares.

6. PRESS RELATIONS AND SOCIAL MEDIA ACCOUNTS

6.1. Press

All the company’s employees and business partners have the duty of looking out for the company’s image and reputation, and Linx’s brands and products. Any contact with any press entity must first be approved by Marketing Department. Our representatives, when authorized to make a statement on behalf of the company, must express the institutional point of view.

6.2. Social networks

Social networks can expand the capacity to communicate and carry messages rapidly beyond your routine circle of contacts. Linx’s employees must take care when using social networks such as Facebook, Twitter, YouTube and LinkedIn that they preserve the company’s image, by:

•                  Registering with social networks in your own name, and with your personal email address, not using the Linx’s name or company email address.;

•                  Only publishing or sharing company information which is classified as public, i.e. which has already been published in the company’s official communications vehicles;

•                  Not disclosing confidential information about Linx or its customers, partners or suppliers, or information or opinions that could affect the company’s image or that of its employees, partners, suppliers or customers;

•                  Ensuring that your reputation and the company’s name are protected. If you become aware of any situation that could put the company’s image at risk, tell marketing department immediately.

7. RELATIONS WITH COMPETITORS

Fair competition must be a cornerstone of our business and our relations with other groups and companies. We must compete on the basis of this principle.

You must not make remarks to the detriment of competitors or help spread rumors about them. Treat other business groups with the same respect that Linx expects from them.

8. CONFIDENTIALITY AND INFORMATION SECURITY

All documents and data are confidential and belong to the company. Linx is also the owner of all documents relating to product specifications, manuals, software, hardware and applications developed or in use, even if a member of the staff has helped develop them.

9. ETHICAL CONDUCT COMMITTEE

The Human Resources Department is responsible for distribution of and compliance with this Code, in order to ensure that it is efficient and effective.

The Human Resources Department may call on areas such as Legal, Finance etc. to serve on the committee when it thinks necessary.

The Human Resources Department will determine which cases should go to the CEO of Linx for a decision.

10. QUESTIONS ABOUT THE CODE AND WHISTLEBLOWING

This Code of Ethical Conduct formalizes Linx’s policies and standards. It is an ethical guide for both your personal and your professional behavior.

Since it is unlikely that any Code of Ethical Conduct can provide for every situation encountered in practice, we trust to your common sense, and ask you to speak to your immediate superior or the Human Resources Department if you have any questions.

Situations that conflict with the Code or are not covered in it may arise unexpectedly at any time, and you are individually responsible for taking the correct action, remembering that the law takes precedence over the Code in every case.

Violations of the Code of Ethical Conduct will lead to the appropriate disciplinary action, irrespective of seniority, in addition to any legal penalties. Reports of such violations must be submitted to the Human Resources Office by email to comitedeetica@linx.com.br with a clear and transparent account and as much detail as possible. The identity of the whistleblower will be kept confidential on request.

RESPONSIBILITIES

Employees: to comply with the Code of Ethical Conduct and report to their direct superior or the Human Resources Department any situations conflicting with the Code.

Human Resources Office: To ensure that every employee receives a copy of this Code and provide support to managers and employees in situations that conflict with it.

Managers: To be an example of ethical conduct, comply with the code and answer questions from subordinates.

CODE OF ETHICAL CONDUCT

DECLARATION

I confirm that I have received a copy of Linx’s Code of Ethical Conduct and that I have read and understood its content, and I undertake to comply with it fully.